Exhibit 15.1

October 26, 2004

Cytyc Corporation

85 Swanson Road

Boxborough, Massachusetts

We have made a review, in accordance with standards of the Public Company Accounting Oversight Board (United States), of the unaudited interim financial information of Cytyc Corporation and subsidiaries for the periods ended March 31, 2004 and 2003, and June 30, 2004 and 2003, and have issued our reports thereon dated April 27, 2004 and July 28, 2004, respectively; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our reports referred to above, which were included in your Quarterly Reports on Form 10-Q for the quarters ended March 31, 2004 and June 30, 2004, are being used in this Registration Statement.

We also are aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ DELOITTE & TOUCHE LLP

Boston, Massachusetts